Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Certificate to Accompany Restated Articles or Amended and Restated Articles
(PURSUANT TO NRS)

Filed in the Office of	Business Number C18129-2004
[signature]	Filing Number 20110086222-34
Secretary of State	Filed On 02/01/2011
State Of Nevada	Number of Pages 7

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

ENERGY MANAGEMENT INTERNATIONAL, INC.

2. The articles are being ☐ **Restated** or ☒ **Amended and Restated** (check only one). Please entitle your attached articles "**Restated**" or "**Amended and Restated,**" accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐ The entity name has been amended.

☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐ The purpose of the entity has been amended.

☒ The authorized shares have been amended.

☐ The directors, managers or general partners have been amended.

☐ IRS tax language has been added.

☒ Articles have been added.

☒ Articles have been deleted.

☐ Other. The articles or certificate have been amended as follows (provide article numbers, if available):

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Restated Articles
Revised: 7-1-08

ARTICLES OF INCORPORATION OF ENERGY MANAGEMENT INTERNATIONAL, INC. Howard Dunn and Bradley R. Jones hereby certify that: A. Howard Dunn is the President and Bradley R. Jones is the Secretary of ENERGY MANAGEMENT INTERNA TION, rNC., a Nevada corporation. B. The Articles oflncorporation of this corporation are amended and restated in their entirety to read as follows and supersede and take the place of the existing Articles oflncorporation and all prior amendments thereto and restatements thereof: ARTICLE 1. COMPANY NAME 1.1 The name of the corporation shall be: ENERGY MANAGEMENT INTERNATIONAL, INC. ARTICLE 2. DURATION law. 2.1 The corporation shall continue in existence perpetually unless sooner dissolved according to ARTICLE 3. PRINCIPAL OFFICE AND RESIDENT AGE'NT 3.1 The principal office of the corporation is 2533 North Carson Street, Carson City, Nevada 89706. The name and address of it Resident Agent is Laughlin Associates, Inc., 2533 North Carson Street. Carson City, Nevada 89706. Either the principal office or the resident agent may be changed in the manner provided for by law. ARTICLE 4. PURPOSE 4.1 The purpose for which the corporation is organized is to engage in any lawful activity within or without the State ofNevada. 4.1 The corporation may nlso maintain offices at such other places within or without the State of Nevada as it may from time to time determine . Corporate business of evey kind and nature may be conducted, and meetings of directors and shareholders may be held outside the State of Nevada with the same i::ffcct as if in the: State of Nevada . Page I of6

ARTICLE 5.
BORAD OF DIRECTORS

5.1 The Board of Directors of the corporation shall consist of such number of persons, not less than one, as shall be determined in accordance with the bylaws from time to time, and consists of the following persons:

William A. Petty	2533 N CARSON STREET CARSON CITY, NV 89706
Howard B. Dunn	2533 N CARSON STREET CARSON CITY, NV 89706
Bradley R. Jones	2533 N CARSON STREET CARSON CITY, NV 89706

ARTICLE 6.
CAPITAL STOCK

6.1 Authorized Capital Stock. The authorized number of shares which this corporation shall have the authority to issue four billion five-hundred million (4,500,000,000) shares, consisting of (a) four billion four-hundred fifty million (4,450,000,000) shares of common stock, $0.001 par value per share (the "Common Stock"), and (b) fifty million (50,000,000) shares of preferred stock, $0.001 par value per share (the "Preferred Stock"), issuable in one or more series as hereafter provided. A description of the classes of shares and a statement of the number of shares in each class and their relative rights, voting power, and preferences granted to and restrictions imposed upon the shares of each class are as follows:

6.2 Common Stock. Each share of Common Stock shall have, for all purposes one (1) vote per share.

Subject to the preferences applicable to the Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the corporation legally available therefore. The holders of Common Stock issued and outstanding have and possess the right to receive notice of shareholder's meetings and to vote upon the election of directors or upon any other matter as to which approval of the outstanding share of Common Stock or approval of the common shareholders is required or requested.

6.3 Preferred Stock. The Shares of Preferred Stock of the Corporation consists of; (i) Any series designated in section 6.4 of these Articles of Incorporation and (ii) any other series that may be issued from time to time in one or more series. The Board of Directors is authorized, by resolution adopted and filed in accordance with law, to provide for the issue of such series of shares of Preferred Stock. Each series of Preferred Stock:

(a) may have such voting powers, full or limited, or may be without voting powers;

(b) may be subject to redemption at such time or times and at such prices as determine by the Board of Directors;

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(c) may be entitled to receive dividends. (which may be cumulative or non - cumulative) at such rah:: or rates, on such conditions and al such times, and payable in preference to, or in such relation to, the dividends payable on My other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation or such other corporation or other entity at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied lo the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the corporation or any subsidiary of, any outstanding shares of the corporation; and (h) may have such other relative, participating, optional or other special rights, quali fi catio ns , limitations or restrictions thereof, in each case as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed or repurchased by the corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms shall be retired and have the status of authorized and unissued shares of Preferred Stock of the :.ame series and may be reissued a$ a part of the series of which they were originally a part or may, upon the filing of an appropriate certificate with the Secretary of State of the State of Nevada be reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock. 6.4 Designated Preferred Stock . Page 3 of6 6.4.l DESIGNATION FOR SERIES A CONVERTIBEL PR£FERRED STOCK (Pursuant to Section 78.1955 of the Nevada Revised Statutes) (a) Dcsigoation of Amount. The shares of such series created hereby shall be designated as "Series A Convertible Preferred Stock" (herein also referred to as "Series A CPS") and the authorized number of shares constituting such series shall be 5,000,000 . The par value of the Series A Convertible Preferred Stock shall be S0.002 per share . (b) Dividends. The holders of the shares of Series A CPS shall be entitled, a!ong with the Common Stock, to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore. (c) Vo ting . In addition to any voting rights provided for elsewhere herein, in the Articles of Incorporation, as amended, and By - laws, as amended, the following provisions shall apply with regard to voting by the holders of Series A Preferred Stock:

(1) In General. Each share of Series A CPS shall entitle the holder thereof to two thousand (2,000) votes per share on all matters submitted to a vote of the shareholders of the Corporation.

(d) **Conversion.** In addition to any conversion rights provided for elsewhere herein, in the Articles of Incorporation, as amended, and By-laws, as amended, the following provisions shall apply with regard to converting shares of Series A CPS to common shares by the holders of Series A CPS:

(1) In General. Each share of Series A Convertible Preferred Stock shall entitle the holder, upon surrender to the company treasury, thereof to two thousand (2,000) shares of common stock with all the common share holder rights and privileges.

(e) **Series A Issuance and Common Share Reserve.** The Corporation, through actions of the Board of Directors or Officers shall, in accordance with a provisions of this paragraph (e), at all times place and hold in reserve;

(1) The number of unissued authorized common shares required to satisfy the conversion of all outstanding and issued Series A CPS as a new common share issuance; herein this number of required common shares, as defined, shall be the "Minimum Common Share Reserve".

(2) The Minimum Common Share Reserve shall be determined before and after any Series A CPS issuance or conversion of Series A CPS. The amount of available authorized common shares of Corporation Stock, excluding any currently reserved common shares, as determined prior to the issuance of any new Series A CPS issuance, must be sufficient to meet any post Series A CPS issuance Minimum Common Share Reserve requirements.

(3) If the Minimum Common Share Reserve cannot be met, as determined prior to any Series A CPS issuance, than the Board of Directors shall withhold from (i) authorizing the issuance of or (ii) issuing any Series A CPS shares until the Minimum Common Share Reserve can be satisfied by placing in reserve that number as required of common shares of the Corporation Stock.

(4) If at any time the amount of shares held in reserve for issuance against conversion by the Series A CPS shares is less than the Minimum Common Share Reserve, than it is the duty of the Board of Directors, hereby authorized in perpetuity by the Corporation until rescinded by a majority vote of the Series A CPS Shareholders, to take all immediate actions necessary to expedite the placement of, (i) newly authorized common shares, in combination with or (ii) repurchased common shares as retired, into the common shares reserve, until a Minimum Common Shares Reserve, as required, is deposited or held in reserve.

ARTICLE 7.
NO FURTHER ASSESSMENTS

7.1 The capital stock, after the amount of the subscription price determine by the Board of Directors has been paid in money, property, or services, as the Directors shall determine, shall be subject to no further assessment to pay the debts of the corporation, and no stock issued as fully paid up shall ever be assessable or assessed, and these Articles of Incorporation shall not and cannot be amended, regardless of the vote therefore, so as to amend, modify or rescind this Article 7.

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ARTICLE 8. NO PREEMPTIVE RIGHTS 8 . 1 Exc : ept as otherwise set forth herein, none of the shares of the corporation shall carry with them any preemptive right to acquire additional or other shares of the corporation and no holder of any stock of the corporation shall be entitled, as of right, to purchase or subscribe for any part of any unissued sh . ares of stock of the corporation or for any additional shan : s of stock, of any class or series, which may at any time be issued, whether now or hereafter authorized, or for any rights, options, or warrants to purchase or receive shares of stock or for any bond!!, certificates of indebtedness, debentures, or other securities . ARTICLE 9. N O CUMMULA TIV E VOTING 9.l There shall be no cumulative voting of shares. ARTICL E 10. ELECTION NOT TO BE GOVERNED BY PROVISIONS OF NRS 78.411 TO 78.444 . 10 . 1 The corporation, pursuant to NRS 78 . 434 , hereby elects not to be governed by the provisions ofNRS 78 . 411 to 78 . 411 , inclusive . ARTICLE 11. JNDEMNIFIC A TYO N O F OFFICERS AN D DIRECTORS 1. The corporation shall indemnify its directors, officers, employee, fiduciaries and agents to the fullest extent pennitted under the Nevada Revised Statutes . 2. Every person who was or is a party or is tru - eatened to be made a party to or is involved in an)' action, suit or proceedings, whether civil, criminal . administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held hannles : s to the fullest extent legally pennissible under the law of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith . Such right ofindemnifiwition shall Page 5 of6 be a contract right that may be enforced in any manner desired by such person. Such right of indemnification shall not oe exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generalit)' of such statement, they shall be entitled to their respective rights of indemnification under any By - Law, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article . l l . 3 Without limiting the application of the foregoing, the Board of Directors may adopt By - Laws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by lhe law of the State of Nevada and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation as a director of officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incuned in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person . 11 .4 The private property of the Stockholders, Directors and Officers shall not be subject to the payment of corporate debts to any extent whatsoever.

11.5 No director, officer or shareholder shall have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this provision does not eliminate nor limit in any way the liability of a director or officer for:

(a) Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b) The payment of dividends in violation of Nevada Revised Statutes (N.R.S.) 78.300.

C. The foregoing Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors in accordance with Sections 78.385, 78.390 and 78.403 of the Nevada Revised Statutes.

D. The foregoing amendment and restatement of the Articles of Incorporation have been duly approved by the required written Consent of Shareholders in accordance with Section 78.390 of the Nevada Revised Statutes. The number of votes for a voting quorum was present, and as determined to be 51 % of the outstanding common shares. The number of shares voting in favor of the Amended and Restated Articles of Incorporation was greater than 51 %.

IN WITNESS WHEREOF, we have hereunto set our hands this 1st day of February, 2011, hereby declaring and certifying that the facts stated hereinabove are true.

By: ______________________
Howard Dunn, President

By: ______________________
Bradley R. Jones, Secretary

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